Exhibit 10.62

ALLMERICA FINANCIAL CORPORATION

RESTRICTED SHARE UNIT AGREEMENT

(Performance Based)

This Restricted Share Unit Agreement (the “Agreement”) is made as of this 1st day of March, 2004 by and between ALLMERICA FINANCIAL CORPORATION, a Delaware corporation (the “Company”), and                      (“the Participant”).

P R E A M B L E

WHEREAS, pursuant to the terms of the Allmerica Financial Corporation Amended Long- Term Stock Incentive Plan (the “Plan”), the Committee (as defined in the Plan) has agreed to give to the Participant subject to the terms and conditions of the Plan and this Agreement,              restricted share units (the “Restricted Share Units”); and

WHEREAS, the Restricted Share Units will be subject to certain restrictions, the attainment of certain performance criteria and other terms and conditions as set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Restricted Share Unit. The Company hereby construes this Agreement as the documentation representing Participant’s interest in the Restricted Share Units, provided the Participant delivers to the Company an executed copy of this Agreement.

Based upon the foregoing, the Participant has an interest in              Restricted Share Units. Subject to the provisions of paragraph 7, each Restricted Share Unit is equivalent to and automatically transferable into one Share (as defined in the Plan) on the date a Restricted Share Unit vests.

2.	Vesting. The Restricted Share Units shall be one hundred (100%) percent vested:

i)	on the date the Participant has completed three (3) additional years of active service with the Company or one of its subsidiaries or affiliates (the Company and its subsidiaries and affiliates hereinafter referred to as “Allmerica”). The three (3) years of additional active service will commence on the date of this Agreement and be determined pursuant to the terms of this Agreement, and;

ii)	provided The Hanover Insurance Company and Citizens Insurance Company of America (hereinafter referred to as “P&C”) obtain, in the aggregate, a

Levered Return on Equity on a Realized Equity basis (“ROE”) for the calendar year 2006 of 12% or better. In the event P&C has a ROE for the calendar year 2006 of less than 12%, a portion of the Restricted Share Units will vest in accordance with Schedule A attached hereto. In the event P&C has an ROE for the calendar year 2006 of greater than 12%, additional Restricted Share Units will vest in accordance with Schedule A. ROE shall be calculated as Return divided by Equity, where:

The “Return” is equal to the P&C business unit contribution, including the portion of corporate capacity expenses allocated to the P&C business unit and the Company, and adjusted to reflect interest expense on the Company’s senior debentures and capital securities (mandatorily redeemable preferred securities of a subsidiary trust holding solely junior subordinated securities of the Company). In addition, the P&C return is calculated net of taxes.

The “Equity” is equal to the P&C Consolidated shareholder’s equity excluding Other Comprehensive Income. In addition, the equity is adjusted to include the Company’s senior debentures and capital securities.

3.	Termination. Upon the termination of Participant’s employment with Allmerica for whatever reason, whether with or without cause, for good reason or otherwise, any non-vested Restricted Share Units shall be returned to the Company for no consideration.

4.	Disability. In the event Participant is placed in a long term disability status (as such term is defined in the Plan) then any time during which Participant is in such status shall not be counted in determining whether Participant has provided the required amount of active service for purpose of vesting of the Restricted Share Units. Notwithstanding any provision in the Plan to the contrary, if the Participant’s employment with Allmerica is terminated due to disability before the Restricted Share Units are fully vested, the Participant shall return to the Company, for no consideration, the Restricted Share Units.

5.	Retirement. In the event of Participant’s Normal Retirement (as said term is defined in the Plan) prior to the Restricted Share Units becoming fully vested, the Participant shall receive a pro-rated portion of the Restricted Share Units if the ROE goals as set forth on Schedule A for calendar year 2006 are achieved. The actual number of shares that the Participant will receive is based upon the ROE achieved by the Company and a pro-ration of the shares. For purposes of this section, the pro-ration of the Restricted Share Units shall be determined by dividing the number of days that the Participant was employed since the date the Restricted Share Unit was granted by 1096 (the number of days included in the three year vesting period) and applying this percentage to the appropriate number of units earned. In the event of Participant’s Early Retirement (as said term is defined in the Plan) prior to the Restricted Share Units becoming fully vested, the Participant shall return the Restricted Share Units to the Company for no consideration.

6.	Death. In the event Participant dies prior to the Restricted Share Units becoming fully vested, the Participant shall receive a pro-rated portion of the Restricted Share Units if the ROE goals as set forth on Schedule A for calendar year 2006 are achieved. The actual number of units that the Participant will receive is based upon the ROE achieved by the Company and a pro-ration of the units. For purposes of this section, the pro-ration of the Restricted Share Units shall be determined by dividing the number of days that the Participant was employed since the date the Restricted Share Units were granted by 1096 (the number of days included in the three year vesting period) and applying this percentage to the appropriate number of units earned.

7.	Section 162(m). The Participant and the Company hereby agree to defer the Participant’s receipt of the Restricted Share Units (or some of the units) if, at the time the restrictions on the Restricted Share Units lapse, the Participant is or, in the sole opinion of the Company, may be a Covered Employee as that term is or may be defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)). The receipt of the Restricted Share Units (or some of the units) will be deferred until Restricted Share Units (or some of the units) can be distributed to the Participant without violating the provisions of Section 162(m). Notwithstanding the foregoing, the Committee may, in its sole discretion, reduce or eliminate the deferral of some or all of the Restricted Share Units.

8.	Change of Control. In the event of a Change of Control (as defined in the Plan), the Restricted Share Units shall be subject to the provisions of Section 8(f) of the Plan.

9.	Shares Received in Certain Corporate Transactions. The terms of this Agreement shall apply to any units received by the Participant in exchange for the Restricted Share Units pursuant to a plan of merger, consolidation, recapitalization or reorganization of the Company. The terms of this Agreement shall also apply to any security received as a result of a stock split or stock dividend with respect to the Restricted Share Units and such securities shall become Restricted Share Units pursuant to the terms of this Agreement.

10.	Notices. Any notice required to be given hereunder will be deemed to be duly given on the date of delivery if delivered in person or three (3) days after the date of mailing if mailed by registered or certified mail, postage prepaid, return receipt requested, to the party or parties that are to receive such notice at the addresses indicated on the signature page of this Agreement. The address of Participant or the Company may be changed only by giving written notice to the other party of such change of address.

11.	Taxes. To the extent the lapse of restrictions results in the receipt of compensation by Participant for tax purposes, and the Company is required to withhold taxes on such compensation, the Company shall at it’s option withhold from such units, or the Shares which such units represent, a sufficient number of units/Shares to satisfy the minimum Federal, State and local tax withholding due, if any, and remit the balance of the units/Shares to the Participant.

12.	Dividend and Voting Rights. Due to the fact that the Restricted Share Units are subject to forfeitability contingencies based upon continued employment with Allmerica, and on meeting the performance criteria all as set forth in Section 2 above and are not issued shares, the Participant will not be entitled to any dividends upon the Restricted Share Units or have any voting rights until and to the extent the Restricted Share Units vest and are exchanged for Shares.

13.	Non-Hire/Solicitation. As a condition of your eligibility to receive stock options or other awards under the Plan (“Stock Awards”), you agree that you will not, directly or indirectly, during the term of your employment with Allmerica, and for a period of one year thereafter, hire, solicit, entice away or in any way interfere with Allmerica’s relationship with, any of its then current officer or employees, or in any way participate with, assist or encourage a third party to do so.

14.	Entire Agreement; Counterparts. This Agreement contains the entire understanding between the parties concerning the subject contained in this Agreement. Except for the Agreement, there are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto, relating to the subject matter of this Agreement, that are not fully expressed herein. This Agreement may be signed in one or more counterparts, all of which shall be considered one and the same agreement.

15.	Further Assurances. Each party to this Agreement agrees to perform all further acts and to execute and deliver all further documents as may be reasonably necessary to carry out the intent of this Agreement.

16.	Severability. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, will not be affected, and such unenforceable provisions shall be automatically replaced by a provision as similar in terms as may be valid and enforceable.

17.	Construction. Whenever used in this Agreement, the singular number will include the plural, and the plural number will include the singular, and the masculine or neuter gender shall include the masculine, feminine, or neuter gender. The headings of the Sections of this Agreement have been inserted for purposes of convenience and shall not be used for interpretive purposes.

18.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

19.	Successors. The provisions of this Agreement will benefit and will be binding upon the assigns, successors in interest, personal representatives, estates, heirs and legatees of each of the parties hereto.

20.	Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, the nonbreaching parties would be irreparably harmed and could not be made whole by monetary damages. Each of the parties hereto accordingly agrees to waive the defense in any action for injunction or specific performance that a remedy at law would be adequate and that the parties hereto, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to an injunction or to compel specific performance of this Agreement.

21.	Amendment. This Agreement may only be amended by the written consent of both of the parties to this Agreement at the time of such amendment.

22.	Facsimile Signature. The Company may execute this Agreement by means of a facsimile signature.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written.

ADDRESS:	ALLMERICA FINANCIAL CORPORATION

440 Lincoln Street Worcester, MA 01653	By:
Name:
Title:

ADDRESS:
Participant

Schedule A

ROE for 2006	% OF RESTRICTED SHARE UNITS THAT VEST AFTER THREE YEARS OF ACTIVE SERVICE
Less than 10%	0

10%	25%

11%	50%

12%	100%

13%	125%

14%	150%

Greater than 14%	150%

A ROE between any two consecutive returns shall receive a pro rata amount of the relevant percentages.